May 23, 2025

Alison Vasquez

Subject: Employment Offer

Dear Alison,

We are pleased to offer you the position of Executive Vice President, Chief Financial Officer and Treasurer at Orion Group Holdings, Inc. (the “Company”).  The position will be located at our corporate office in Houston, Texas and you will be responsible for the Finance, Accounting, FP&A, Treasury, IT, and Internal Audit functions of the Company, and for otherwise acting in the best interest of the Company’s stockholders.

Major provisions of this offer of employment include:

Start Date

Monday, June 23, 2025

Starting Salary

$8,653.85 per week ($450,000 annualized)

Annual Target Bonus

Starting in 2026, you will be eligible for a target bonus equal to 75% of your base salary for achieving goals determined by the Compensation Committee of the Board of the Company (the “Compensation Committee”).

Pro Rata Bonus for 2025

For 2025, you will be eligible to receive a pro rata portion of your target bonus described above based on your days of employment in 2025.  The amount of such bonus will be determined at the discretion of the Compensation Committee based 50% on the amount of the Company’s reported Adj. EBITDA for the 2025 fiscal year, (ii) 30% based on the amount of the Company’s reported revenues for the 2025 fiscal year, and (iii) 20% based on the degree to which the executive management team accomplishes certain strategic goals previously set by the Compensation Committee.  More information regarding the 2025

Offer of Employment

Alison Vasquez

May 23, 2025

Named Executive Officer (“NEO”) Bonus Plan, including applicable metrics and pay levels are set forth in Exhibit A.

Annual Equity Awards

You will be eligible for annual equity award consideration, generally consistent with past practices. Such grants for our named executive officers are typically granted as a combination of Restricted Shares and Performance Stock Units (“PSUs”).  The current mix consists of 40% Restricted Shares and 60% PSUs, but the mix may vary at the Compensation Committee’s sole and absolute discretion. All terms and conditions of Orion’s Long-Term Incentive Plan would apply to your awards. Please also note that the Compensation Committee maintains considerable discretion with respect to all aspects of executive compensation.

Starting in 2026, you will be eligible to receive an equity compensation award in Restricted Shares which historically for your position has been valued at $240,000, with the number of Restricted Shares based on the average closing price of the Company’s common stock for the ten trading days leading up to the date of grant.  Restricted shares typically vest ratably over three years from the date of grant.

Starting in 2026, you will also be eligible to receive a separate equity compensation award in PSUs which historically for your position has been valued at $360,000, with the number of PSUs based on the average closing price of the Company’s stock for the ten trading days leading up to the date of grant.  The PSUs typically cliff vest on the third anniversary of the date of grant.  The performance conditions for the PSUs will be determined at the sole discretion of the Compensation Committee.

Sign-On Equity Award

Upon your first day of employment with the Company, you will be granted an equity award in Restricted Shares with a value of $250,000, with the number of granted Restricted Shares based on the average closing price of the Company’s common stock for the ten trading days leading up to the date of grant.  These Restricted Shares will vest ratably on the first, second and third anniversary of the date of grant.

Mobile Phone Stipend

You will receive a mobile phone stipend in the amount of $50.00 per month paid weekly in the amount of $11.54 via the Company’s normal payroll procedures.

Offer of Employment

Alison Vasquez

May 23, 2025

Vehicle Allowance

You will be eligible to receive a vehicle allowance of $1,250.00 per month, paid weekly in the amount of $288.46 via the Company’s normal payroll procedures. Vehicle allowances are a perquisite and, as such, a taxable fringe benefit. In addition, you will be provided with a Company gas card for your use in accordance with all of the terms and conditions of Company policies.

Severance Benefits

In the event of your termination, you will be eligible to receive the severance benefits described in Exhibit B.

Group Healthcare

We’re proud to offer industry-leading benefits to our employees. These plans are meticulously designed to provide you with the best possible coverage, peace of mind, and security for you and your loved ones. Your well-being is a top priority for us, and we're proud to offer benefits that reflect our dedication to you and your family’s health.  You will be eligible to participate in the Company’s medical, dental, vision, prescription drug, life, accidental death and disability, short-term and long-term disability plans on the first day of the next month following your date of hire. You may also participate in our pre-tax flexible spending account program. As an executive officer, you will also be eligible to participate in our Medical Expense Reimbursement Plan (MERP) which is designed to pay healthcare expenses not paid by the Company’s Cigna OAS medical, dental plus, vision, and prescription drugs plan.

The Company provides our executive officers with Basic Life and AD&D coverage equal to 4x your annual base salary, up to $1,500,000. We also provide $20,000 in life insurance coverage for your spouse and $10,000 in life insurance coverage for each of your eligible dependent children.

401(k) Plan

You will be eligible to participate in the Orion 401(k) Retirement Plan upon your date of hire. Your entry date into the plan will be the first day of the month following your enrollment. You will be eligible for a Company safe harbor match of 100% of the first 3% of your eligible contributions and 50% of the next 2% of your eligible contributions.

Employee Stock Purchase Plan

The Company offers all full-time employees who have been employed by the Company for more than 90 days with the option to participate in our Employee Stock Purchase Plan pursuant to which you will be eligible every six months to purchase with after-tax payroll deductions shares of the Company’s common stock at a minimum 15% discount to the fair market value of our shares at such time.

Offer of Employment

Alison Vasquez

May 23, 2025

Paid Time Off

As a member of the executive team, you will be eligible for unlimited Flexible Time Off (FTO) to use as desired (subject to work requirements, productivity goals and Company needs).

We understand the importance of family and the responsibilities that come with it. That's why, in addition to Flexible Time Off (FTO), Orion provides paid time off for Dependent and Family Care for eligible employees. Whether you need to care for a family member, attend to family matters, or simply enjoy quality time together, this benefit is here to support you. You will have up to five (5) days of paid dependent and family care leave in any calendar year to care for the health/well-being of a dependent or family member.

Volunteer Time Off

The Company promotes employee engagement by offering employees an opportunity to perform at least four hours (paid time off) per calendar year to serve and improve his or her community in projects that align with the Company’s priority areas of education, environment, and equality of opportunity.

Holidays

You will be eligible for 9 Holidays per year in accordance with Company policy.

General

The terms and conditions of all benefit plans and programs apply.  Every decision at Orion is centered on the core values of Safety, Quality, Delivery, and Teamwork, all done with Integrity.

Safety
We are equally responsible and accountable for our personal safety and the safety of our teammates. Every person is authorized to stop work when an unsafe condition is present or anticipated.

Quality
We are in business to perform quality work, and we celebrate when we do. We strive for predictable excellence in every task, every day.

Delivery
We work safely and efficiently, learn from our mistakes, adapt to changes, and proactively communicate to our team, our clients, and our stockholders. We do what we say we will do.

Teamwork
We are one team with one mission. We hold ourselves personally and collectively responsible to create a culture of excellence, diversity, inclusivity, and respect. We are committed to inspire, develop, train, reward, and retain our people.

Offer of Employment

Alison Vasquez

May 23, 2025

Integrity
It is our mission to be honest, ethical, transparent, sincere, and forthright in our dealings with others. We build our core values upon this foundation of Integrity.

Your employment will be on an “at-will” basis, which means that, subject to the terms of your employment agreement’s terms of separation, either you or the Company can terminate the employment relationship at any time with or without reason or prior notice. Your employment is contingent upon the satisfactory results of our background check and pre-employment drug screen. All employees, current and former, must maintain confidentiality by not disclosing to others any confidential, proprietary or trade secret information belonging to the Company.

We look forward to your positive response to our offer of employment and your participation as a member of the Orion team. If I can answer any questions or provide additional information, please do not hesitate to contact me.

Please confirm your acceptance of our job offer and the terms of employment by signing this offer letter below and the attached Confidentiality & Non-Solicitation Agreement, then returning the signed electronic copies of same to me.

Best regards,

/s/ E. Chipman Earle

E. Chipman Earle

Executive Vice President, General Counsel,

Chief Compliance Officer, Chief Administrative

Officer and Corporate Secretary

AGREED AND ACCEPTED:

/s/ Alison Vasquez    May 24, 2025

Alison VasquezDate

Attachments:

Exhibit A:NEO Bonus Plan for 2025

Exhibit B: Summary of Severance Benefits Payable to the CFO under Various Termination Scenarios